Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CORBUS PHARMACEUTICALS HOLDINGS, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JUNE, A.D. 2021, AT 11:36 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

5451915 8100
SR# 20212477839

Authentication: 203471026
Date: 06-17-21

CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION OF
CORBUS PHARMACEUTICALS HOLDINGS, INC.
A Delaware Corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Corbus Pharmaceuticals Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is Corbus Pharmaceuticals Holdings, Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 18, 2013 (the "**Certificate of Incorporation**").

2. The Certificate of Incorporation of the Corporation is hereby amended to increase the authorized shares of the Corporation's common stock by deleting the first paragraph under Section A of Article IV, and replacing such paragraph with the following:

   > "The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred and Ten Million (310,000,000), of which (i) Three Hundred Million (300,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the "Common Stock"), and (ii) Ten Million Shares (10,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the "Preferred Stock")."

3. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5. This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby shall be effective immediately upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 17th day of June, 2021.

CORBUS PHARMACEUTICAL HOLDINGS, INC.

By: /s/ Yuval Cohen
Name: Yuval Cohen
Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:36 AM 06/17/2021
FILED 11:36 AM 06/17/2021
SR 20212477839 - File Number 5451915